Exhibit 99.01

FOR IMMEDIATE RELEASE

For Further Information Contact:

Michael Mann, Chief Financial Officer

PH: 702.384.2425

FX: 702.384.1965

Gaming Partners International Corporation Announces that Laura McAllister Cox Will Be Leaving the Company and Joining Greenberg Traurig, LLP, Attorneys at Law

Las Vegas, NV (PR Newswire) (October 2, 2013) — Gaming Partners International Corporation (NASDAQ: GPIC), a leading worldwide provider of casino currency and table gaming equipment, announced today that Laura McAllister Cox will be leaving the Company as Executive Vice President, General Counsel and Secretary, effective on December 25, 2013 or such other date as mutually agreed upon, to become a shareholder at Greenberg Traurig, LLP, Attorneys at Law.

Ms. McAllister Cox has represented the Company for over 15 years both as outside and in-house counsel. Ms. McAllister Cox will continue to provide representation in corporate and gaming compliance and licensing matters at Greenberg Traurig.

“The Company has relied on the legal services of Greenberg Traurig attorneys for more than 20 years so there is no disruption in the continuity of our legal representation,” commented Greg Gronau, the Company’s CEO and President.

“We wish Laura all the best in her new position and are pleased that she will continue to provide her expertise and guidance to GPIC.”

About Gaming Partners International Corporation (GPIC)

GPIC manufactures and supplies casino table games and equipment to licensed casinos worldwide. Under the brand names of Paulson®, Bourgogne et Grasset® and Bud Jones®, GPI provides casino currency such as chips, plaques and jetons; gaming furniture and accessories; table layouts; playing cards; dice; and roulette wheels. GPIC pioneered the use of security features such as RFID technology in casino chips and provides radio frequency identification device (RFID) solutions including chips, readers and displays. Headquartered in Las Vegas, Nevada, GPIC also has offices in Beaune, France; San Luis Rio Colorado, Mexico; Atlantic City, New Jersey, Gulfport, Mississippi and Macau S.A.R., China. For additional information, please visit http://www.gpigaming.com.

Safe Harbor Statement

This release contains "forward-looking statements" based on current expectations involving known and unknown risks and uncertainties. Actual results or achievements may be materially different from those expressed or implied. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.